UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2011

National American University Holdings, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	001-34751	83-0479936
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5301 S. Highway 16, Suite 200 Rapid City, SD	57701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (605) 721-5220

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 9, 2011, Dlorah, Inc., a South Dakota corporation (“Dlorah”) and a wholly-owned subsidiary of National American University Holdings, Inc., entered into an office lease agreement (the “Lease”), with Rushmore Cedar L.L.C., an Iowa limited liability company (“Landlord”), for approximately 94,000 square feet of office space in an office building located at 5301 S. Highway 16, Rapid City, South Dakota, to serve as the corporate headquarters, National American University’s Central Administration and the new Rapid City campus. The initial term of the Lease is for 20 years, commencing on the earlier of November 1, 2011 or completion of certain lessee improvements set forth under the Lease and expiring 20 years from the commencement date. The Lease is conditioned on receiving certain zoning approval. The base rent payable by Dlorah will initially be $1,038,081.00 per year during the first year and will increase by 2% annually during the initial term. Dlorah has the option to extend the lease for two additional five-year terms, which would commence upon the expiration of the initial term. In the event Dlorah chooses to extend the term of the Lease, the base rent will be as agreed by Dlorah and Landlord.

On September 9, 2011, the parties amended the Lease (the “First Amendment”) pursuant to which Section 14.21(a) of the Lease relating to the approval of the Lease by the Landlord’s lender was deleted in its entirety.

The foregoing summary of the Lease and the First Amendment do not purport to be complete and is qualified in its entirety by reference to the full text of the Lease and the First Amendment, copies of which are attached hereto as Exhibit 10.1 and 10.2, respectively.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed herewith:

Exhibit
Number	Description
10.1	Lease Agreement
10.2	First Amendment to Lease Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC.

By:	/s/ Ronald L. Shape

Ronald L. Shape, Ed. D.
Chief Executive Officer

Date: September 15, 2011

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Lease Agreement
10.2	First Amendment to Lease Agreement